Exhibit 99.2

ARI Network Services, Inc. October 29, 2014

Corporate Speakers

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Dave Mossberg, ARI Network Investor Relations Representative

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Roy W. Olivier, ARI Network Services Chief Executive Officer

•

Bill Nurthen, ARI Network Services Chief Financial Officer

Participants:

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Ed Woo, SNL Capital

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Kevin Dede, H.C. Wainwright.

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Michael Cowles, Private Investor

PRESENTATION

Operator:  Good morning ladies and gentlemen, and welcome to the ARI Network Services Scheduled Fiscal 2014 Fourth Quarter Conference call and Webcast.  At this time, all participants are in a listen only mode.  [Operator Instructions].  As a reminder this conference call is being recorded.

I would now like to introduce your host for today’s conference.  Mr. Dave Mossberg, Investor Relations Representative.  Sir you may begin.

Dave Mossberg:  Thank you Amanda and thank you everyone for joining us on the call today to discuss fourth quarter and fiscal year end, 2014 financial results.  With me on the call today are Roy W. Olivier, Chief Executive Officer and Bill Nurthen, Chief Financial Officer.

After prepared remarks we will open the call to Q&A session.  Please note that we are also webcasting this call on our investor relations website at investor.arinet.com

The earning press release was issued earlier and is also posted on the investor relations website.  Before I turn the call over to management, I’d like to remind everyone that during today’s call, including the Q&A session, we may make forward looking statements regarding expected revenue earnings, future plans, opportunities and other expectations of the company.  These estimates and plans and other forward looking statements involve known and unknown risks and uncertainties which may cause actual results to differ materially from those express or implied on the call.

These risks are detailed in our most recent annual report on Form 10K as such may be amended or supplemented by subsequent quarter reports on Form 10Q and other reports filed with the Securities and Exchange Commission.

The statements made during this conference call are based upon information known to ARI as of date and time of this call.  ARI assumes no obligation to update the information presented in today’s call.

During today’s call, we’ll also discuss non-GAAP financial measures including EBITDA.  These measures when used in combination with GAAP results provide us with additional analytical tools that allow us to better understand our business.  A reconciliation of GAAP to non GAAP measures can be found on our investor relations website.

With that, I would like to turn the call over to Roy W. Olivier, ARI’s President, and Chief Executive Officer.

Roy W. Olivier:  Thanks Dave.  And thanks to all of you on the line for participating in today’s call.  We sincerely appreciate your time and continued interest in ARI.

Results for the fourth quarter were in line with our expectations.  Our results for the full year included record revenues and continued improvement in operating income, net income, and EBITDA.  They also show a significant improvement in operating and free cash flow during the last half of the year.

Finally, we had a strong performance in terms of new sales bookings and celebrated several milestones including winning two prestigious product awards, several significant new customer wins and re-listing on NASDAQ.

For now, I’ll turn the call over to Bill to go over the financials in detail and then I’ll be back to comment on our strategic progress and outlook.

William Nurthen:  Thanks Roy, and good afternoon to everyone listening on the call.  I will now share with you some more details regarding our financial results for the fourth quarter and Fiscal year ending July 31, 2014.

Total revenues for the fourth quarter were $8.5 million which compares to $8.2 million in Q3 and $8.5 million in the same period last year.  Sequentially we experienced revenue increases across all of our business lines and it was the highest quarterly revenue performance the firm has ever experienced.

Total revenue for the Fiscal year was $33 million compared to $30.1 million in Fiscal 2013.  The year over year revenue growth is attributable to growth in our recurring revenues of $3.9 million offset by a decline in our non-recurring revenues of one million.

Recurring revenue growth is driven by growth in our website solution offerings as revenue for our eCatalog and Footsteps products was fairly flat for the year.

Non-recurring revenues declined due to our decision late in Fiscal 2013 to eliminate pass through revenues and costs associated with pay-per-click advertising as well as a decline in our year over year professional services revenue.

Recurring revenues represented 91.7% of total revenues for the three months ending July 31, 2014.  Versus 93.3% in Q3 and 93.7% for the same period last year.  The primary reason for the sequential decline in the mix is that we had a large professional services engagement in the fourth quarter.  Overall, recurring revenue did grow 2.7% from Q3 to Q4 however.

For Fiscal 2014, recurring revenues represented 93.6% of total revenue compared with 89.7% the prior year.  Dating back to the third quarter of Fiscal 2013, recurring revenues have on a quarterly basis constituted more than 90% of our overall revenue.

Turning to profitability, Q4 was our best quarter of the year in terms of gross profit, operating profit, net profit, and EBIDTA.  Our gross profit improved to $7 million or 81.6% of revenue compared to $6.6 billion or 80.9% revenue in the third quarter and $6.8 million or 80.8% of revenue for the same period in Fiscal 2013.  Sequentially the increase was primarily driven by continued efficiencies in the direct labor component of cost of sales.

For Fiscal 2014, gross profit improved to $26.6 million or 80.7% of revenue compared to $23.5 million or 78% of revenue.  The improvement of Fiscal 2014 is attributable to a higher mix of recurring revenue and a reduction in direct labor expense which is primarily related to the headcount reductions we made at Q2 in Fiscal 2014.

Additionally, the impact is related to the aforementioned decision to eliminate past due revenues and costs associated with pay-per-click advertising.

The firm recorded an operating profit this quarter of $430,000 versus an operating profit of $365,000 in Q3 and an operating profit of $555,000 in the same period last year.  The sequential improvement was achieved despite incurring over $100,000 of costs in Q4 related to our acquisition of TCS.

For Fiscal 2014, we were pleased to return the firm to an operating profit as well as a pre-tax profit.  Operating profit for Fiscal 2014 was $0.4 million versus an operating loss of $0.2 million in the prior year.  Operating profit improved as a result of improvements in our gross margin as well as cost reductions we made in Fiscal 2014 primarily associated with the headcount reduction we made at Q2.  The comparable was also aided by a $420,000 charge taken in Fiscal 2013 related to the impairment of assets.

Pre-tax profit was $0.1 million versus a pre-tax loss of $1.9 million in the prior year.  The improvement is related to year over year reduction in interest expense of roughly $300,000 and charges of roughly $1.3 million taken in Fiscal 2013 relating to losses on debt extinguishment and on the fair market value of warrant derivatives issued in connection with the company’s March 2013 private placement.

From an earnings per share perspective, net income for the fourth quarter was $174,000 or a penny a share compared to net income of $160,000 or a penny a share in the third quarter of 2014 and a loss of $298,000 or two cents a year ago.

For the Fiscal year 2014, net loss was $102,000 or one cent per share compared to a net loss of $753,000 or eight cents per share of Fiscal 2013.  Despite pre-tax income, we incurred a net loss for the year as our effective tax rate is higher than the statutory rate due to operating losses in our Netherlands operation.

Looking at EBIDTA, EBIDTA was $1.4 million in the fourth quarter compared to $1.3 million in the third quarter and $1.5 million in the same period last year.  As noted in our press release, EBIDTA sequentially in Q4 despite over $100,000 in charges incurred in relation to the acquisition of TCS.

For Fiscal 2014, EBIDTA was $3.9 million or 11.7% of revenue versus $3.5 million or 11.6% of revenue in Fiscal 2013.  It should be noted that EBIDTA for Fiscal 2013 was inclusive of $1.7 million in add backs related to charges for asset impairment, debt extinguishment and the fair market value of warrants and even with those significant add backs we were able to grow EBIDTA 10.4% year over year.

Turning to cash flow, we noted in prior calls that we expect cash flow to improve through the back half of the year.  Our Q3 cash flow from operations and pre-cash flow results were strong and we were able to improve upon those results in Q4.

The fourth quarter saw our best cash flow from operations performance since the fourth quarter of 2012 and our best free cash flow performance in the company’s history.

Cash flow from operations for the quarter was over $1.3 million compared to $1 million in the third quarter and $900,000 in the same period last year.  Free cash flow which we calculate as cash flow from operations less capital expenditures and software capitalization was $924,000 for the period versus $539,000 in the third quarter and $213,000 in the same period last year.  For Fiscal 2014 cash flow from operations was $2.4 million versus $2.4 million in the prior year and free cash flow was negative $46,000 versus negative $64,000 in the prior year.

While overall cash flow performance was flat year over year, it should be noted that the $2.4 million of cash flow from operations was essentially generated in the last six months of our Fiscal year.  As such, we expect year over year cash flow improvement as we look ahead to our Fiscal 2015.

The strong cash performance resulted in improvements to the company’s balance sheet.  For Q4 and Fiscal year ending 2014, the firm reported cash and cash equivalents of $1.8 million compared to 1 million as of the end in Q3 and $2.2 million for the Fiscal year ending 2013.

In the fourth quarter we did a great job of collecting our outstanding accounts receivable bringing the balance down to $1.2 million versus $1.8 million in the prior quarter.  Looking at debt as of the end of the Fiscal year, there was not an outstanding balance on our line of credit.  Total debt, which we calculate is debt from our line of credit, term note and capital lease obligations was $4.5 million at the end of the year versus $4.7 million a year ago.

The company’s debt to equity ratio stood at 26% versus 29.2% at the end of last year.

In conclusion, I wanted to say a few things about the TCS acquisition and our outlook heading into our Q1 for Fiscal 2015.  The transaction closed on September 30th and as a result we will have one month of TCS performance in our Fiscal Q1 ending October 31st and 10 months of TCS in our Fiscal 2015.

As we noted in our transaction press release, we expect it to add 5 million of revenue over the remaining 10 months of our Fiscal year and the (inaudible) to EBIDTA.  As we were still working on closing the transaction in Q1 of Fiscal 2015, there will be additional legal and accounting related charges that affect our Q1 operating profit in EBIDTA.  Additionally, Q1 is seasonally a high time of marketing spend for us as the post summer tradeshow season begins.

The result of these is that it may be difficult to achieve profit in EBIDTA performance similar to the levels we experienced in Q3 and Q4 of this past year.  That said however we continue to believe that the overall trend of improvement and profitability and cash flow that we have recently experienced remains intact and we expect to see year over year improvement in both those areas in Fiscal 2015.

I will now turn the call back over to Roy.

Roy W. Olivier:  Thank you Bill.  I will now review our Key Performance Indicators, I’ll give an update on our strategy and outlook, and then we’ll turn the call over to questions.

Turning to Key Performance Indicators or KPI’s, the three key leading indicators that drive our revenue are new bookings, upsells and churn.  New bookings are new products sold to new or existing customers measured and reported as the Annual Contract Value or ACV for the full Fiscal year we continued to see strong new dealer sales activity with new bookings growing 38.5% over last year.

Upsells, which are the measurement of additional revenue derived from new features or catalogs sold to existing customers, were up 48.4% for the full year.

Churn, the measure of our recurring revenue that does not renew, decreased in the fourth quarter of Fiscal 2014 compared to the same period last year moving from 14.7% to 12.5%.  As we reported in the last call, our annual churn rate is slightly lower for the full year than last year.

The CAC ratio represent the number of months it takes to recoup our sales and marketing investment in acquiring recurring revenue from a new customer.  The company’s overall CAC ratio was 11.2 months for the quarter.  For the full year, our CAC ratio improved from 16 months in Fiscal 2013 to 12.1 months in Fiscal 2014.  We are pleased with the progress and will continue to invest in sales and marketing in order to achieve our organic growth objectives in Fiscal 2015.

Now I’ll move on to review our progress against strategic objectives.  We continue to invest in growing our market share in all verticals with an emphasis on home medical equipment and automotive wheel and tire.  As previously mentioned, dealer sales have reported strong new bookings in virtually all of the verticals we serve.  Due primarily to increased investment and focus, we have seen home medical equipment new bookings grow at a triple digit rate versus last year.

Automotive wheel and tire continues to post strong double digit growth versus last year.  We’ve also seen very strong double digit growth in powersports, eCatalog and in international sales.

We also have a strategic focus to add new products and content that we believe will generate future revenue and improve our value proposition.  In May we announced the new eCatalog dealer portal with Echo Bear Cat to help their dealers look up and order parts for their outdoor power equipment.  In August we reported that we entered into an agreement with Liquid Combustion Technology or LCT to provide B2B and B2C eCatalog offerings to their 15,000 dealers.  These are just a couple of announcements during the quarter.  For a complete list, please visit the press release section of our investor site at investor.arinet.com.

We also will continue to invest in delivering world class customer service and support and new products to our existing customers in order to improve our customer satisfaction which should ultimately reduce customer [churn] rates.

As previously reported, ARI won two product awards this year.  One from Powersports Magazine for our AccessorySmart product and one from Boating Industry magazine for our PartStream product.  Both awards underscore our commitment to providing innovative solutions that help our customers Sell More Stuff!™

We will continue to integrate our software products with other software solutions used by our customers in order to improve our overall customer experience which should also reduce customer churn.

And finally, we will continue to seek out and execute acquisitions that align with our core strategy including those that provide for interesting new products, markets, and opportunities to consolidate our position in existing markets.  Our previously reported acquisitions continue to post strong results with Ready to Ride, 50 Below, and DUO most of which are reporting double digit revenue growth for the full year.  We continue to make significant progress with our ongoing integration of 50 Below as reflected in our EBIDTA and cash flow improvements during the last half of the year and we will continue to complete additional integration activities in the coming quarters as we continue to target 18 to 20% EBIDTA margin for the combined business.

We recently announced the acquisition of TCS Technologies; this aligns with our strategy in three ways.  First it consolidates our position as the number one supplier or e-commerce solutions in the wheel and tire segment.  Second, it eliminates a direct competitor.  Third it introduces a new product into our solution stack that we believe can drive meaningful growth in the future.  TCS has had double digit revenue growth in the recent years and we expect that to continue.  We also expect that they meaningfully contribute to our EBIDTA and cash flow moving forward.

Overall, the business is on a strong footing and all our leading indicators are positive.  In summary, we have made, and expect to continue to make significant progress in terms of growing the business and returning our EBIDTA margin to our historic levels.  We believe this should translate into single digit organic growth in Q1 and Q2 of FY2015 growing toward low double digit growth as we progress through the latter half of Fiscal 2015.  As previously mentioned, we also expect TCS to contribute about $5 million in revenue as well.  We continue to see a lot of new sales and business development opportunities and we will continue to aggressively pursue those to the extent they are consistent with our overall strategy.

I continue to be very excited about our prospects for Fiscal 2015 and believe it will be another record year in many respects.

With that, let me open up the call for your questions.  Operator, please instruct our listeners how to queue up.

Operator:  Thank you.  Ladies and gentlemen if you have a question at this time, please press star and then one on your telephone keypad.  If your question has been answered or you wish to remove yourself from the queue please press the pound key.  Please limit yourself to one question.  If you would like to ask any additional questions please put yourself back in the queue once you have asked your question.

Our first question comes from the line of Ed Woo from SNL Capital.  Your line is open.

Ed Woo:  Congratulations guys.  I just had a clarifying question.  Roy you said that you expect single digit organic growth in the first two quarters of Fiscal ’15 and then double digit organic growth in Q3 and Q4 and then on top of that you expect the TCS acquisition to add about 5 million dollars for the fiscal year?

Roy W. Olivier:  Yes that’s right.

Ed Woo:  Great.  And then the other question I had was you know obviously TCS looks like it’s a great acquisition opportunity but what are you seeing out there in terms of other companies, other areas or possibly other geographic reach for your company in terms of you know, possible acquisition.  I know you know it seems like it’s about a year between major acquisitions.  Do you think that’s a proper time frame for us to think about?

Roy W. Olivier:  You know we continue to see a lot of opportunities in the fragmented vertical markets that we play in today.  Our ability to execute on those acquisitions is really limited by our capital plan and our ability to integrate.  We are changing the way we integrate the TCS as an example versus earlier acquisitions like 50 Below and Channel Blade in order to reduce the cycle plan between our ability to do acquisitions from an integration perspective.

You know from a funding perspective we obviously have had much stronger cash flow in the recent quarters and you know we believe we could execute on an acquisition in less than the one year timeframe if we find one that lines up with our strategy and it makes sense to do so.

Ed Woo:  Great.  Well thank you and good luck.

Roy W. Olivier:  Thank you.

Operator:  Thank you and as a reminder ladies and gentlemen if you’d like to ask a question, please press star and then one.

Our next question comes from Kevin Dede from H.C. Wainwright.  Your line is open.

Kevin Dede:  Thanks.  Congrats Roy, it’s Kevin Dede.  Just two things.  One, can you elaborate on the solution that TCS brings and as an adjunct to that, talk a little bit about the integration policy there.  And then would you mind just going over the details on new bookings, you know the ACV numbers that you mentioned and compare 4Q to 3Q because I don’t have 3Q in front of me?

Roy W. Olivier:  OK.  Yes, I think in terms of the additional product they have a point of sale solution that literally runs at the front counter at a wheel and tire dealer where they use that to create the service order when you bring in your car to put new tires on it.  They use it to do estimates of what it would cost to do a front brake job for example on your car.  As well as literally scan your credit card and check you out.  So, it’s a mini version of a full blown accounting system.  They’ve been in that business for quite some time and they have 700 rooftops using that point of sale system today.  We think that given our — the size and depth of our sales force you know we can accelerate the sales velocity of that product and it can become a meaningful part of the overall revenue over time.

In terms of the way we’re doing the integration, historically we have very tightly integrated every aspect of an acquisition.  Now in many cases, the previous acquisitions were not making money.  Then you know from the 8K that 50 Below had significant losses.  The 8K related to Channel Blade showed that it also had significant losses.  That’s not the case with TCS.  TCS is a fairly high growth company over the last three years from a topline revenue CAGR perspective.  And it also from an EBIDTA perspective was making money.  So, we do not plan on integrating every aspect of the business.  What we will do is we will make the previous owner of TCS, the VP, and General Manager of our full wheel and tire business.  So our wheel and tire sales teams and renewal teams and product guys will ultimately either report directly to [Barry] who is the previous owner of TCS or have a dotted line relationship to [Barry] and he’ll run wheel and tire.  But we for example will not try to completely integrate every aspect of the business because frankly the financial results of the business don’t necessitate that and we feel like by not trying to completely integrate every aspect of the business, it’ll position us to be able to move forward on additional acquisitions at a faster rate number one, and number two focus on executing on our organic growth strategy instead of focusing on integrating H.R. and other parts of the business that we don’t have the need to integrate at the same speed.

Your last question related to new bookings, as I recall, I’d have to look at the Q3 --

Male:  Yes, yes, Bill’s got the numbers.

William Nurthen:  Yes, so the bookings for Q4 were 1.4 million new ACV that compares to 1.7 million in Q3.  While that was down, that compares to $945,000 in the prior year and in the prior year Q3 to Q4 also declined as you head into the summer you see some seasonality there in the new ACV bookings but that is the numbers for those periods.

Roy W. Olivier:  Does that help Kevin?

Kevin Dede:  Oh yes, absolutely Roy thanks very much.  I’m wondering now with sort of the point of sale offering that TCS brings you, are you thinking that there’s an opportunity to leverage that capability across some of the other verticals that you serve?  And can you talk a little bit more about the accounting capability that comes with that?  I know that there’s some inventory management aspects, I’m just wondering how you’re thinking about leveraging the technical capabilities that they’ve developed and to addressing other aspects of your business or whether you think you’re just better off letting them run wild in wheel and tire and not necessarily taking the technical capability there and playing it in other aspects?

Roy W. Olivier:  Yes, great question.  We think that their point of sale is applicable to wheel and tire and the general automotive aftermarket service business.  So that’s the small service department that might be down the street that repairs your car when it’s out of warranty and you no longer take it to the dealer.  We do not think their point of sales is applicable to any of our existing verticals outside of those two.

So, we do believe that we can take that product into aftermarket service.  We can take that market aggressively into wheel and tire.  For example, our survey results tell us out of our 2,000 plus wheel and tire dealers that subscribe to our ecommerce platform today, less than 20% of them have — I’m sorry less than 50% of them have a dedicated point of sales system like the one that TCS has developed.

So we believe that product is a strong product for wheel and tire and other automotive service but not for our other verticals.

Kevin Dede:  OK.  Then who do you see you’ll have to face up against in marketing that?  Granted you know part of your outlook is hinged on your ability to boost up sales and marketing, I’m just wondering who you think you’re going to run into and how well organized they are.  I mean understanding that obviously Snap-On is probably your biggest competitor on the catalog side, I’m just kind of wondering how you know the customer facing side might line up.

Roy Oliver:  Yes.  When we look at our product portfolio now specifically in wheel and tire and automotive service you know there is on the ecommerce side a competitor called Net Driven that’s privately owned that’s a significant competitor in the space.  Outside of that, we really don’t have a third place ecommerce provider at this point that has any significant market share.

However, on the point of sale business, companies like MAM Software, and a lot of smaller fragmented privately owned companies offer point of sale or full dealer business management system software into that space and they’ll be significant competitors for the point of sales side of the business and I suspect ultimately the e-commerce side of the business as well.

Kevin Dede:  OK.  Then can you kind of size up your attributes versus your competitors as you see them and how you plan on winning customers over and give us the size of the market the best you can based on where you think TCS is and where you think you can go?

Roy W. Olivier:  Well, I mean on the ecommerce side, you know we think we have the broadest and deepest offering of visual marketing and software tools to drive traffic to that wheel and tire or dealers website.  So we can assist them in their social media strategy, their online reputation management, their organic search, their paid search in addition to providing them an e-commerce website designed to drive leads.  So, you know we think we’re well positioned when we stack that grid of our capability in those areas versus every competitor we think that we have a distinct advantage today.

On the point of sales side, that analysis is not something I really want to share on the call today.  We do have a grid; we do think we have a pretty good handle of who does what well.  We think we stack up competitively against the folks I mentioned earlier however, we don’t have a significant step out in front of them in terms of overall functionality like we do in the e-commerce side.  So, when we look at e-commerce, we think we do two or three things that other people do not do or do not do very well.  When we look at point of sale, the competition today is much closer however part of our ongoing integration and part of our ongoing strategy in developing that line of business is to do some things that differentiate us, provide us with a different [shaded] value proposition over our competitors on the point of sale space for wheel and tire and aftermarket service.

Kevin Dede:  Oh, that was a good end.

Operator:  Thank you, our next question comes from [Michael Cowles] private investor.  Your line is open.

Michael Cowles:  Hi Roy, I was just wondering if that headcount reduction offers any other cost savings and also I was wondering how many employees were picked up from the TCS acquisition.

Roy W. Olivier:  Yes, great question, I’ll let Bill answer that one.

Bill Nurthen:  Yes, I think we’ve seen most of the impact of the cost reduction there might you know, there’s some remaining integration left so we might have some additional impacts heading into Fiscal 2015 but the dramatic you know, sort of significant impact was what we’ve seen in Q3 and Q4 and I would not expect a large amount further from there.

Looking at TCS, we picked up about 68 employees which resided in offices in Cookeville, Tennessee and Salt Lake City, Utah.

Michael Cowles:  Thanks very much.

Roy W. Olivier:  Thank you.

Operator:  Thank you.  I am showing no further questions.  At this time, I would like to turn the call back over to management for closing remarks.

Roy W. Olivier:  Well thank you again for joining us on today’s call.  You know we look forward to talking to you at the conclusion of our current quarter and we hope you all have a good evening.

Thanks.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference.  This does conclude today’s program.  You may all now disconnect.  Everyone have a great day.

END